                    U.S. SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section
 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(1) of
                      the Investment Company Act of 1940

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
1. Name and Address of Reporting Person  2. Date of Event Re-     4. Issuer Name and Ticker or Trading Symbol
   South Jersey Industries, Inc.            quiring Statement        South Jersey Gas Company
                                            (Month/Day/Year)
                                                4-28-97
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   (Last)      (First)       (Middle)    3. IRS or Social Se-    5. Relationship of Reporting Person to Issuer   6. If Amendment,
                                            curity Number of               (Check all applicable)                   Date of
 Number One South Jersey Plaza              Reporting Person                                                        Original
 Route 54                                   (Voluntary)             ___Director             [x]10%  Owner          (Month/Day/Year)
----------------------------------------                                                                         ------------------
              (Street)                                              ___Officer (give        ___Other (specify    7. Individual or
                                                                          title below)                below)        Joint/Group
                                                                                                                    Filing (Check
                                                                            ----------------------                  applicable line)

                                                                                                                    [x]Form filed by
                                                                                                                       One Reporting
                                                                                                                       Person
                                                                                                                    ___Form filed by
                                                                                                                       More than One
                                                                                                                       Reporting
 Folsom            NJ       08037                                                                                      Person
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  (City)         (State)   (Zip)
                                                                 Table 1 - Non-Derivative Securities Beneficially Owned
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1. Title of Security                     2. Amount of Securities         3. Ownership            4. Nature of Indirect Beneficial
                                            Beneficially Owned              Form: Direct            Ownership
                                            Instr. 4)                       (D) or Indirect         (Instr. 5)
                                            (1)(Instr. 5)                   (I)(Instr. 5)
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Common Stock, par value                     2,399,139                              D
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$2.50 per share
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* If the Form is filed by more than one Reporting Person, see instruction
  5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                           (Print or Type Responses)


FORM 3 (continued) Table II--Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
1. Title of Derivative Security   2. Date Exer-      3. Title and Amount of     4. Conver-      5. Owner-    6. Nature of Indirect
   (Instr. 4)                        cisable and        Securities Underlying      sion or         ship         Beneficial Ownership
                                     Expiration         Derivative Security        Exercise        Form of      (Instr. 5)
                                     Date               (Instr. 4)                 Price of        Deriv-
                                     (Month/Day/                                   Deri-           ative
                                     Year)                                         vative          Security:
                                                                                   Security        Direct
                                  ---------------------------------------------                    (D) or
                                                                                                   Indirect
                                                                     Amount                        (1)
                                   Date      Expira-                   or                         (Instr. 5)
                                   Exer-     tion         Title      Number
                                   cisable   Date                      of
                                                                     Shares
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
Explanation of Responses:



                        /s/George L. Baulig, Secretary,
                           on behalf of South Jersey
                           Industries, Inc.                  April 30, 1997
             -------------------------------------------    ----------------
                  /**/Signature of Reporting Person                 Date

/**/Intentional misstatement or omissions of facts constitute Federal Criminal
    Violations See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.